Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Duke Realty Corporation:

We consent to incorporation by reference in the registration statement No. 33-55727 on Form S-8 of Duke Realty Corporation of our report dated June 20, 2006, relating to the statements of assets available for plan benefits of Duke 401(k) Plan as of December 31, 2005 and 2004, and the related statements of changes in assets available for plan benefits for the years then ended, and the related supplemental schedule, Schedule H, Line 4i — Schedule of Assets (Held at End of Year), which report appears in the December 31, 2005, annual report on Form 11-K of Duke 401(k) Plan.

/s/  KPMG LLP
Indianapolis, Indiana
June 28, 2006